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                                  EXHIBIT 11
                                  ----------

                     BROWN & SHARPE MANUFACTURING COMPANY
                     ------------------------------------
                         COMPUTATION OF PER SHARE DATA
                         -----------------------------
                 (Dollars in Thousands Except Per Share Data)

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
                                                    For the Nine Months Ended
                                                    -------------------------
                                                  Oct. 1, 1994   Sept. 25, 1993
                                                  ------------   --------------
Computation of (loss):
 Net (loss) used for computation
  of primary earnings per share                     $   (8,857)      $   (2,827)
 Add interest expense, net of taxes,
  assuming conversion of debentures                        722            1,180
                                                    ----------       ----------
 Net (loss) used for computation
  of fully diluted earnings per share               $   (8,135)      $   (1,647)
                                                    ==========       ==========
Computation of shares:
 Weighted average number of common shares
  outstanding during the period                      5,192,982        4,968,978
 Dilutive stock options                                     --               --
                                                    ----------       ----------
 Weighted average number of common shares
  used for computation of
  primary earnings per share                         5,192,982        4,968,978
 Additional dilutive stock options                          --               --
 Assumed conversion of convertible
  debentures                                           609,523          647,619
                                                    ----------       ----------
 Weighted average number of common
  shares used for computation of
  fully diluted earnings per share                   5,802,505        5,616,597
                                                    ==========       ==========
Per common share:
 Primary and fully diluted net (loss) per share         $(1.71)           $(.57)
                                                        ======            =====
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